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                                                                   EXHIBIT 10.20

                         EXECUTIVE EMPLOYMENT AGREEMENT


     This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made as of the 14th day of April, 1997, between Patriot American Hospitality, Inc., a Virginia corporation ("Patriot"), and James D. Carreker ("Executive"), but it shall become effective only in accordance with Paragraph 17 below.

     Whereas, Executive has previously had a valued association with Wyndham Hotel Corporation, a Delaware corporation ("Previous Employer");

     Whereas, Patriot and Previous Employer are entering into an Agreement and Plan of Merger, dated as of the date hereof, which provides, upon the terms and subject to the conditions thereof, for the merger (the "Merger") of Previous Employer with and into a successor by merger to Patriot ("New Patriot"), the outstanding common stock of which will be paired and transferable only as a single unit with the common stock of Bay Meadows Operating Company, a Delaware corporation, which shall, at the effective time of the Merger be renamed Wyndham International (the "Company");

     WHEREAS, it is proposed that, effective upon consummation of the Merger,
(i) this Agreement shall be assigned by New Patriot to, and shall be assumed by, the Company; and (ii) Executive serve on the Board of Directors and as Chairman of the Board and Chief Executive Officer of the Company;

     WHEREAS, as an additional inducement to Executive to enter into this Agreement, the Company shall, on the Commencement Date (as hereinafter defined), enter into a separate Indemnification Agreement with Executive of even date in the form attached hereto as Exhibit A (the "Indemnification Agreement"), and
                            ---------

     WHEREAS, Executive is desirous of committing himself to serve the Company on the terms herein provided.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT. The initial term of this Agreement shall extend from the effective time of the Merger (the "Commencement Date") until the fifth anniversary of the Commencement Date. On the second anniversary of the Commencement Date and every even-numbered anniversary date thereafter, the term of this Agreement shall be automatically extended for an additional two (2) years unless either party otherwise elects by notice in writing delivered to the other at least ninety (90) days prior to the second anniversary or even-numbered anniversary date thereafter. The term of this Agreement shall be subject to termination as provided in Paragraph 7 and may be referred to herein as the "Period of Employment."

2. POSITION AND DUTIES. During the Period of Employment, Executive shall serve as the Chairman of the Board and Chief Executive Officer of the Company, reporting to the Board of
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Directors of the Company (the "Board"), shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company, and shall have such other powers and duties as may from time to time be prescribed by the Board, provided that such duties are consistent with Executive's position or other positions that he may hold from time to time. Should, during the Period of Employment, Executive not be nominated to serve (or, if nominated, not be elected to serve) as a member of the Board and as a Director of the Board of Directors of New Patriot, then Executive may, as provided in Subparagraph 7(f), terminate his employment hereunder, which termination shall be deemed to be for Good Reason, as defined in Subparagraph 7(f). Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, Executive may serve on other boards of directors or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with Executive's performance of his duties to the Company as provided in this Agreement.

3.   COMPENSATION AND RELATED MATTERS.

     (a) BASE SALARY.   Initially, Executive shall receive an annual base salary
("Base Salary") equal to the rate in effect immediately prior to the Commencement Date. On January 1, 1998, Executive's Base Salary shall be increased to an annual rate of Five Hundred Thousand Dollars and xx/100 Cents ($500,000.00). Thereafter, Executive's Base Salary shall be redetermined at least thirty (30) days before each annual compensation determination date established by the Company during the Period of Employment in an amount to be fixed by the Board. The Base Salary, as redetermined, may be referred to herein as "Adjusted Base Salary." The Base Salary or Adjusted Base Salary shall be payable in substantially equal bi-weekly installments and shall in no way limit or reduce the obligations of the Company hereunder.

     (b) INCENTIVE COMPENSATION. In addition to Base Salary or Adjusted Base Salary, Executive shall be eligible to receive, on or about the annual compensation determination date established by the Company of each year, during the Period of Employment, cash incentive compensation in an amount determined by the Compensation Committee of the Board based on individual performance, performance by the Company and total return to shareholders. The incentive compensation potential shall be up to one hundred percent (100%) of Base Salary or Adjusted Base Salary. Executive will also participate in such incentive compensation plans as the Board shall determine.

     (c) EXPENSES. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers) in performing services hereunder during the Period of Employment, provided that Executive properly accounts therefor in accordance with Company policy.

     (d) OTHER BENEFITS. During the Period of Employment, Executive shall be entitled to continue to participate in or receive benefits under all of the Company's Employee Benefit

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Plans in effect on the date hereof, or under plans or arrangements that provide
Executive with at least substantially equivalent benefits to those provided under such Employee Benefit Plans. As used herein, "Employee Benefit Plans" include, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof. To the extent that the scope or nature of benefits described in this section are determined under the policies of the Company based in whole or in part on the seniority or tenure of an employee's service, Executive shall be deemed to have a tenure with the Company equal to the actual time of Executive's service with Company plus the actual service by Executive to the Previous Employer. During the Period of Employment, Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Nothing paid to Executive under the Employee Benefit Plans presently in effect or any employee benefit plan or arrangement which may be made available in the future shall be deemed to be in lieu of compensation payable to Executive under Subparagraphs 3(a) and 3(b). Any payments or benefits payable to Executive under a plan or arrangement referred to in this Subparagraph 3(d) in respect of any calendar year during which Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

     (e) LIFE INSURANCE. The Company shall pay the premiums on, and maintain in effect throughout the Period of Employment, a life insurance policy on the life of Executive in an amount not less than the greater of (i) three (3) times the sum of his then current Base Salary or Adjusted Base Salary plus the mid-point of his bonus range or (ii) $2,000,000. Executive shall have the right to designate the beneficiary under such policy.

     (f) VACATIONS. Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers. Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers. To the extent that the scope or nature of benefits described in this section are determined under the policies of the Company based in whole or in part on the seniority or tenure of an employee's service, Executive shall be deemed to have a tenure with the Company equal to the actual time of Executive's service with Company plus the actual service by Executive to the Previous Employer.

     (g) DISABILITY INSURANCE. The Company shall pay the premiums on, and maintain in effect throughout the Period of Employment, long-term disability insurance providing for payment of benefits at rates not less than 60% of Executive's current Base Salary or Adjusted Base Salary.

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     (h) COMPARABILITY.  Notwithstanding anything to the contrary in the foregoing provisions of this Paragraph 3, Executive's Base Salary or Adjusted Base Salary and benefits under Employee Benefit Plans or otherwise shall in no event be less than the amounts and benefits paid or awarded to the Chairman of the Board and Chief Executive Officer of New Patriot in connection with his employment by New Patriot or its affiliates on and after the date of this Agreement, and the basis upon which incentive compensation is determined and expenses are reimbursed in the case of Executive shall be the same as is the case with respect to the Chairman of the Board and Chief Executive Officer of New Patriot in connection with such employment.

4. BOARD SERVICE. Executive agrees to serve as a director of the Company and New Patriot, if elected or appointed thereto, provided he is indemnified for serving in such capacities as set forth in the Indemnification Agreement.

5.   UNAUTHORIZED DISCLOSURE.

     (a) CONFIDENTIAL INFORMATION. Executive acknowledges that in the course of his employment with the Previous Employer or the Company (and, if applicable, the predecessors of either of them), he has been allowed to become, and will continue to be allowed to become, acquainted with the Company's and New Patriot's business affairs, information, trade secrets, and other matters which are of a proprietary or confidential-nature, including but not limited to the Previous Employer's, the Company's, New Patriot's and their respective predecessors' operations, business opportunities, price and cost information, finance, customer information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively the "Confidential Information") concerning the Company's, New Patriot's and their respective predecessors' business. The Company agrees to provide on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid Executive in the performance of his duties. Executive understands and acknowledges that such Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company or New Patriot except as he deems reasonably necessary or appropriate in connection with performing his duties on behalf of the Company. Executive further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company or New Patriot. At such time as Executive shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of his employment with the Company (or, if applicable, Previous Employer).

     (b) HEIRS, SUCCESSORS, AND LEGAL REPRESENTATIVES. The foregoing provisions of this Paragraph 5 shall be binding upon Executive's heirs, successors, and legal representatives. The provisions of this Paragraph 5 shall survive the termination of this Agreement for any reason.

6. COVENANT NOT TO COMPETE. The provisions of this Paragraph 6 shall apply during Executive's employment with the Company and for a period of three (3) years commencing

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when the employment relationship has ended for any reason other than death;
provided, however, that the prohibition set forth in the second sentence of this Paragraph 6 shall not apply in the case of termination of employment solely as a result of the expiration of the Period of Employment without extension. In consideration for Executive's employment by the Company under the terms provided in this Agreement and as a means to aid in the performance and enforcement of the terms of the Unauthorized Disclosure provisions of Paragraph 5, Executive agrees that Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is in the business of owning, operating, managing or granting franchise rights with respect to hotels, motels or other lodging facilities in any area or territory in which the Company or New Patriot conducts operations. Executive also agrees that Executive will not, directly or indirectly, either for himself or for any other business, operation, corporation, partnership, association, agency, or other person or entity, call upon, compete for, solicit, divert, or take away, or attempt to divert or take away any of the customers of the Company or New Patriot in any of the areas or territories in which the Company or New Patriot conducts operations. Further, Executive will not directly or indirectly solicit or induce any present or future employee of the Company or New Patriot to accept employment with Executive or with any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated, and Executive will not employ or cause any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated to employ any present or future employee of the Company or New Patriot without providing the Company or New Patriot with ten
(10) days' prior written notice of such proposed employment. Should Executive violate the provisions of this Paragraph, then in addition to all other rights and remedies available to the Company or New Patriot at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Executive began such violation until he permanently ceases such violation. Notwithstanding the foregoing, Executive shall be permitted to continue to engage in activities that would otherwise be prohibited by this Paragraph 6 with respect to the interests he currently owns and which are described in Schedule I attached hereto and made a part hereof by this reference and to engage in such activities with respect to any other hotel, motel or lodging facility that would be immaterial to the operations of the Company or New Patriot in the area or territory in question. Immateriality, for purposes of the foregoing sentence, shall be determined in the sole discretion of the Board in good faith. Notwithstanding anything to the contrary contained herein, Executive's acceptance of a position with the Trammell Crow Family or its subsidiaries or affiliates ("Crow Family Interests") after his termination of employment shall not be deemed to be a violation of the foregoing non-compete provisions subject to the condition that Crow Family Interests does not, during the period of Executive's employment and the period of non-competition described in the first sentence of this section, directly or indirectly form a hospitality operating company (as opposed to making individual investments in hospitality properties).

7. TERMINATION. Executive's employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

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     (a) DEATH.  Executive's employment hereunder shall terminate upon his death.

     (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for one hundred eighty (180) calendar days in the aggregate in any twelve (12) month period, the Company may terminate Executive's employment hereunder.

     (c) TERMINATION BY COMPANY FOR CAUSE. At any time during the Period of Employment, the Company may terminate Executive's employment hereunder for Cause if such termination is approved by not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board called and held for such purpose. For purposes of this Agreement "Cause" shall mean: (A) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (B) criminal or civil conviction or conduct by Executive that would reasonably be expected to result in material injury to the reputation of the Company if he were retained in his position with the Company, including, without limitation, conviction of a felony involving moral turpitude; or (C) continued, deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive's physical or mental illness, incapacity or disability) and such non-performance has continued for more than thirty (30) days following written notice of such non-performance from the Board.

     (d) TERMINATION BY COMPANY FOR PERFORMANCE REASONS. At any time during the Period of Employment, the Company may terminate Executive's employment if (i) such termination is approved by not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board called and held for such purpose; and (ii) Executive has materially failed to perform his duties hereunder or has violated, in material respects, the policies and procedures of the Company and such failure or violation has continued for more than ninety
(90) days following written notice of such violation from the Board.

     (e) TERMINATION WITHOUT CAUSE. At any time during the Period of Employment, the Company may terminate Executive's employment hereunder without Cause if such termination is approved by not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board called and held for such purpose. Any termination by the Company of Executive's employment under this Agreement which does not constitute a termination for Cause under Subparagraph 7(c), termination for performance under Subparagraph 7(d), or result from the death or disability of the Executive under Subparagraph 7(a) or
(b) or result from the expiration of the Period of Employment without extension, shall be deemed a termination without Cause.

     (f) TERMINATION BY EXECUTIVE. At any time during the Period of Employment, Executive may terminate his employment hereunder for any reason, including but not limited to Good Reason. For purposes of this Agreement, "Good Reason" shall mean that Executive has complied with the "Good Reason Process" (hereinafter defined) following the occurrence


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of any of the following events: (A) a substantial adverse change, not consented to by Executive, in the nature or scope of Executive's responsibilities, authorities, powers, functions or duties from the responsibilities, authorities, powers, functions or duties exercised by Executive immediately prior to the Commencement Date; (B) any removal, during the Period of Employment, of Executive from or, any failure by management to nominate, or, if nominated, any failure by the stockholders to re-elect, Executive to any of the positions indicated in Paragraph 2, except in connection with a termination of Executive's employment; (C) an involuntary reduction in Executive's Base Salary or Adjusted Base Salary or involuntary reduction in cash incentive compensation plan (but not reduction in incentive compensation appropriate for level of performance) except for across-the-board salary reductions similarly affecting all or substantially all management employees; (D) a breach by the Company of any of its other material obligations under this Agreement and the failure of the Company to cure such breach within thirty (30) days after written notice thereof by Executive; (E) the relocation of the Company's offices at which Executive is principally employed or the relocation of the offices of Executive's primary workgroup to a location more than thirty (30) miles from such offices, or the requirement by the Company for Executive to be based anywhere other than the Company's offices at such location on an extended basis, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations; or (F) if for any reason the Chairman of the Board and Chief Executive Officer of New Patriot ceases to serve in such capacity and Executive is not offered the opportunity to fill such position on terms no less favorable to Executive than those upon which the departing Chairman and Chief Executive Officer of New Patriot was serving or, if Executive declines such offered position and such offered position is filled by a person not approved by Executive. "Good Reason Process" shall mean that (i) the Executive reasonably determines in good faith that a "Good Reason" event has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason event; (iii) Executive cooperates in good faith with the Company's efforts, for a period not less than ninety (90) days following such notice, to modify Executive's employment situation in a manner acceptable to Executive and Company; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Executive.

     (g) NOTICE OF TERMINATION. Except for termination as specified in Subparagraph 7(a), any termination of Executive's employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

     (h) DATE OF TERMINATION. "Date of Termination" shall mean: (A) if Executive's employment is terminated by his death, the date of his death; (B) if Executive's employment is terminated on account of disability under Subparagraph 7(b), the date on which Notice of Termination is given; (C) if Executive's employment is terminated by the Company under Subparagraph 7(c), (d) or (e), thirty (30) days after the date on which a Notice of Termination is given; and
(D) if Executive's employment is terminated by Executive under Subparagraph 7(f), thirty (30) days after the date on which a Notice of Termination is given.


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8.   COMPENSATION UPON TERMINATION OR DURING DISABILITY.

     (a) If Executive's employment terminates by reason of his death, the Company shall, within ninety (90) days of death, pay in a lump sum amount to such person as Executive shall designate in a notice filed with the Company or, if no such person is designated, to Executive's estate, Executive's accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary, to the date of his death, plus his accrued and unpaid incentive compensation under Subparagraph 3(b). All unvested stock options and stock-based grants shall immediately vest in Executive's estate or other legal representatives and become exercisable, and Executive's estate or other legal representatives shall have one (1) year from the Date of Termination, or remaining option term, if earlier, to exercise the stock options. For a period of one (1) year following the Date of Termination, the Company shall pay such health insurance premiums as may be necessary to allow Executive's spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination. In addition to the foregoing, any payments to which Executive's spouse, beneficiaries, or estate may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement. Such payments, in the aggregate, shall fully discharge the Company's obligations hereunder.

     (b) During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary and accrued and unpaid incentive compensation payments under Subparagraph 3(b), until Executive's employment is terminated due to disability in accordance with Subparagraph 7(b) or until Executive terminates his employment in accordance with Subparagraph 7(f), whichever first occurs. All unvested stock options and stock-based grants shall immediately vest and become exercisable and Executive shall have one (1) year from the Date of Termination, or remaining option term, if earlier, to exercise the stock options. For a period of one (1) year following the Date of Termination, the Company shall pay such health insurance premiums as may be necessary to allow Executive, Executive's spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination. Upon termination due to death prior to the termination first to occur as specified in the preceding sentence, Subparagraph 8(a) shall apply.

     (c) If Executive's employment is terminated by Executive other than for Good Reason as provided in Subparagraph 7(f), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary at the rate in effect at the time Notice of Termination is given. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

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

     (d) If Executive terminates his employment for Good Reason as provided in Subparagraph 7(f) or if Executive's employment is terminated by the Company without Cause as provides in subparagraph 7(e), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base-Salary at the rate in effect at the time Notice of Termination is given and his accrued and unpaid incentive compensation under Subparagraph 3(b). In addition, subject to signing by Executive of a general release of claims in a form and manner satisfactory to the Company,

          (i) the Company shall pay Executive, on the Date of Termination, such additional amounts to which Executive may be entitled in accordance with the Company's then current severance policies (the "Severance Amount"), provided that, at a minimum, Executive shall be entitled to receive an amount in a lump sum (the "Minimum Severance Amount") equal to three (3) times the sum of Executive's Average Base Salary and Average Incentive Compensation. For purposes of this Agreement, "Average Base Salary" shall mean the average of the annual Base Salary or, if applicable, Adjusted Base Salary received by Executive for each of the three (3) immediately preceding fiscal years or such fewer number of complete fiscal years as Executive may have been employed by the Company or any of Previous Employer. For purposes of this Agreement, "Average Incentive Compensation" shall mean the average of the annual incentive compensation under Subparagraph 3(b) received by Executive for the three (3) immediately preceding fiscal years or such fewer number of complete fiscal years as Executive may have been employed by the Company or any of Previous Employer. Notwithstanding the foregoing, in the event Executive terminates his employment for Good Reason as provided in Subparagraph 7(f), he shall be entitled to the Severance Amount or the Minimum Severance Amount only if he provides the Notice of Termination provided for in Subparagraph 7(g) within thirty (30) days after the occurrence of the event or events which constitute such Good Reason as specified in clauses (A), (B), (C), (D), (E) or (F) of Subparagraph 7(f);

          (ii) in addition to any other benefits to which Executive may be entitled in accordance with the Company's then existing severance policies, the Company shall:

                 (a) for a period of three (3) years commencing on the Date of Termination, provide Executive, at the Company's expense, with an office, and related telephone and telefax facilities, and an assistant at a location of Executive's choosing, provided that the office facilities shall be comparable to Executive's office at the Company on the Date of Termination;

                 (b) for a period of one (1) year commencing on the Date of Termination, pay for the cost of executive outplacement services selected by Executive for use in connection with obtaining alternate employment; and

                 (c) for a period of one (1) year commencing on the Date of Termination, pay such health insurance premiums as may be necessary to allow Executive, Executive's spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to his termination of employment; and

          (iii) Executive shall receive all the rights and benefits granted or in effect with respect to Executive under the Company's employee stock option or incentive plans and agreements with Executive pursuant thereto. In addition to the foregoing, unless otherwise provided in the applicable option or award agreement, all stock options and other stock-based awards in which Executive otherwise would have vested if he would have remained employed for a period of three (3) years commencing on the Date of Termination shall immediately accelerate and become exercisable or nonforfeitable as of the Date of Termination.

     (e) If Executive's employment is terminated by the Company for Cause as provided in Subparagraph 7(c) or for performance as provided in Subparagraph 7(d), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary at the rate in effect at the time Notice of Termination is given and in case of termination for performance as provided by Subparagraph 7(d), his accrued and unpaid incentive compensation under Subparagraph 3(b). Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto. Notwithstanding the foregoing and in addition to whatever other rights or remedies the Company may have at law or in equity, all stock options held by Executive shall immediately expire on the Date of Termination if Executive's employment is terminated by the Company for Cause as provided by Subparagraph 7(c).

     (f) If Executive's employment is terminated as a result of the expiration of the Period of Employment without extension, then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary at the rate in effect at the time Notice of Termination is given and his accrued and unpaid incentive compensation under Subparagraph 3(b). Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

     (g) Regardless of the reason for termination, for a period of five (5) years beginning on the Date of Termination, the Company will provide such reasonable assistance and support to Executive as he shall reasonably require in connection with the preparation and filing of tax returns, statements and forms insofar as such returns, statements or forms relate to Executive's association with the Company, New Patriot, Previous Employer or any of their respective predecessors or affiliates. At the Company's election, such assistance and support shall be


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

provided by either tax personnel from the Company or certified public accountants selected and compensated by the Company.

     (h) Nothing contained in the foregoing Subparagraphs 8(a) through 8(f) shall be construed so as to affect Executive's rights or the Company's obligations relating to agreements or benefits which are unrelated to termination of employment.

9. PARACHUTE PAYMENT. The provisions of this Paragraph 9 set forth certain terms of an agreement reached between Executive and the Company regarding Executive's rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance Executive's continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Subparagraph 8(d)(i) regarding severance pay upon a termination of employment, if such termination of employment occurs within eighteen (18) months after the occurrence of the first event constituting a Change of Control. These provisions shall terminate and be of no further force or effect beginning eighteen (18) months after the occurrence of a Change of Control.

     (a) ESCROW. Within fifteen (15) days after the occurrence of the first event constituting a Change of Control, the Company shall place funds in an amount equal to the estimated Parachute Amount in escrow, pursuant to arrangements that are mutually acceptable to the Company and Executive providing for the payment of the Parachute Amount in the event Executive becomes entitled thereto pursuant to Subparagraph 9(b)(i) (the "Escrow Arrangement"). The Escrow Arrangement shall be maintained until the earlier of (A) eighteen (18) months after the occurrence of the first event constituting a Change of Control or (B) the payment to Executive of the Parachute Amount pursuant to the provisions of Subparagraph 9(b)(i).

     (b) CHANGE IN CONTROL. If within eighteen (18) months after the occurrence of the first event constituting a Change in Control, Executive's employment terminates for any reason other than (A) death, (B) his inability, due to illness, accident, or other physical or mental incapacity, to perform his duties for more than one hundred eighty (180) days during any twelve-month period, or
(C) his Voluntary Resignation ("Termination"), then:

         (i) the Company shall pay Executive in a lump sum an amount equal to the applicable Parachute Amount on the tenth (10th) day following Executive's Termination; and

         (ii) unless otherwise provided in the applicable option agreement or award agreement, all stock options and other stock-based awards granted to Executive by the Company shall immediately accelerate and become exercisable or non-forfeitable as of the date of Change in Control, and Executive shall be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the employee stock option or incentive plan or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted.

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

     (c)  GROSS UP PAYMENT.

          (i) Excess Parachute Payment. If Executive incurs the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") on "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code, the Company will pay to Executive an amount (the "Gross Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the excess parachute payment and any federal, state and local income tax (together with penalties and interest) and Excise Tax upon the payment provided for by this Subparagraph 9(c)(i), will be equal to the Parachute Amount.

          (ii) Applicable Rates. For purposes of determining the amount of the Gross Up Payment, Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive's residence on the date of Executive's Termination, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

          (iii) Determination of Gross Up Payment Amount. The determination of whether the Excise Tax is payable and the amount thereof will be based upon the opinion of tax counsel selected by Executive and approved by the Company, which approval will not be unreasonably withheld. If such opinion is not finally accepted by the Internal Revenue Service (or state and local taxing authorities), then appropriate adjustments to the Excise Tax will be computed and additional Gross Up Payments will be made in the manner provided by this Subparagraph (c).

          (iv) Time For Payment. The Company will pay the estimated amount of the Gross Up Payment in cash to Executive concurrent with Employee's Termination. Executive and the Company agree to reasonably cooperate in the determination of the actual amount of the Gross Up Payment. Further, Executive and the Company agree to make such adjustments to the estimated amount of the Gross Up Payment as may be necessary to equal the actual amount of the Gross Up Payment, which in the case of Executive will refer to refunds of prior overpayments and in the case of the Company will refer to makeup of prior underpayments.

     (d) DEFINITIONS. For purposes of this Section 9, the following terms shall have the following meanings:

          "CHANGE IN CONTROL" shall mean an event which shall be deemed to have occurred if (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange
     Act), directly or indirectly, of securities of the

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

     Company representing 25% or more of the combined voting power of the Company's then outstanding securities; or (ii) individuals who at the Commencement Date constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least eighty percent (80%) of the directors then still in office who either were directors at the Commencement Date or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or (iii) the stockholders of the Company approve a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

          "COMPANY" shall mean not only Wyndham International, but also its successors by merger or otherwise.

          "PARACHUTE AMOUNT" shall mean an amount equal to the greater of the Severance Amount or the Minimum Severance Amount provided for in Subparagraph 8(d)(i).

          "VOLUNTARY RESIGNATION" shall mean any termination of Executive's employment by his own act, unless such termination is for Good Reason occurring within ninety (90) days prior to, or at any time after, the occurrence of a Change in Control.

10. NOTICE. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

          if to the Executive:

               At his home address as shown
               in the Company's personnel records;

          if to the Company:

               Wyndham International
               2001 Bryan Street, Suite 2300
               Dallas, Texas  75201-3075
               Attn.: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11. MISCELLANEOUS. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Texas (without regard to principles of conflicts of laws).

12. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.

13. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14. ARBITRATION; OTHER DISPUTES. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Dallas, Texas, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Paragraph 5 or 6 hereof. Furthermore, should a dispute occur concerning Executive's mental or physical capacity as described in Subparagraphs 7(b) or 8(b), a doctor selected by Executive and a doctor selected by the Company shall be entitled to examine Executive. If the opinion of the Company's doctor and Executive's doctor conflict, the Company's doctor and Executive's doctor shall together agree upon a third doctor, whose opinion shall be binding. Any amount to which Executive is entitled under this Agreement (including any disputed amount), which is not paid when due, shall bear interest at a rate equal to the lesser of eighteen percent (18%) per annum or the maximum lawful rate.

15. THIRD-PARTY AGREEMENTS AND RIGHTS. Executive represents to the Company that Executive's execution of this Agreement, Executive's employment with the Company and the performance of Executive's proposed duties for the Company will not violate any obligations Executive may have to any employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

16. LITIGATION AND REGULATORY COOPERATION. During and after Executive's employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive's employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis calculated at his final base compensation rate for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Paragraph 16, including, but not limited to, reasonable attorneys' fees and costs.

17. EFFECTIVENESS. This Agreement is conditioned and shall become effective only upon consummation of the Merger, whereupon this Agreement shall be assigned by New Patriot to, and shall be assumed by, the Company.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.


                                    PATRIOT AMERICAN
                                      HOSPITALITY, INC.

                                    By: /s/ Paul A. Nussbaum
                                       -------------------------------------
                                    Its: Chairman and Chief Executive Officer


                                       /s/ James D. Carreker
                                      -------------------------------------
                                           James D. Carreker


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